EXHIBIT 99.1

                            EXPLANATION OF RESPONSES

(1) Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group, Inc. ("GSC Group") became the owner of all the outstanding capital stock of GSCP (NJ), Inc. ("GSCP Inc."), which entity is the general partner of GSCP
(NJ), L.P., the manager of each of Greenwich Street Capital Partners II, L.P. ("Greenwich II"), TRV Executive Fund, L.P. ("TRV"), Greenwich Street Employees Fund, L.P. ("Greenwich Employees") and Greenwich Fund, L.P. ("Greenwich Fund"). Greenwich II, TRV, Greenwich Employees and Greenwich Fund are the direct owners of an aggregate of 3,250,000 Common Shares of the Issuer, $0.10 par value per share (the "Common Shares") as reflected in the May 11, 2006 Form 3 filings referenced below. Also pursuant to the October 1, 2006 corporate reorganization, GSC Active Partners Holdings, L.P. ("Holdings") became the owner of all the Class A Common Stock of GSC Group, GSC Active Partners, Inc. ("Active Partners") became the general partner of Holdings and Robert F. Cummings, Jr. ("Cummings") and Joseph H. Wender ("Wender" and together with GSC Group, Holdings, Active Partners and Cummings, the "Affiliates") became stockholders and executive officers of Active Partners in addition to each of Alfred C. Eckert III, Robert
A. Hamwee, Richard M. Hayden and Andrew J. Wagner. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of the Affiliates, by virtue of their relationships with Greenwich II, TRV, Greenwich Employees, Greenwich Fund, and GSCP Inc., may be deemed to have shared voting and investment power over, and be the indirect beneficial owners of, the 3,250,000 Common Shares.

The Common Shares covered by this filing are the same Common Shares covered by previous Form 3 filings made by Keith Abell, Greenwich II, Greenwich Street Investments II, L.L.C. and by GSCP Inc. (on its behalf and as a designated beneficial owner on behalf of certain other persons and entities), filed on April 26, 2006, May 1, 2006, May 11, 2006 and May 11, 2006, respectively.

Each of the Affiliates disclaims beneficial ownership of the Common Shares except to the extent of such entity's or individual's pecuniary interest in the Common Shares.